Exhibit 11


                           THE STRIDE RITE CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                      (In Thousands except Per Share Data)


                                      Three Months Ended       Six Months Ended
                                       May 30,    May 31,    May 30,    May 31,
                                        1997      1996       1997       1996
                                      --------    -------    -------    --------
Net income applicable to common
shares                                $ 7,077     $ 3,012    $11,197    $ 4,390

Calculation of shares:

   Weighted average number of
     common shares outstanding         48,775      49,589     49,184     49,568

   Common shares  attributable to assumed exercise of dilutive stock options and stock purchase rights using the
     treasury stock method                610         281        614        259


Average common shares and common
  equivalents outstanding during
  the period                           49,385      49,870     49,798     49,827



Net income per common share           $   .14      $  .06    $   .22      $ .09





















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